Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Platinum Underwriters Holdings, Ltd.:

We consent to the incorporation by reference in the registration statements (No. 333-104257, No. 333-133521, No. 333-166368) on Form S-8 of Platinum Underwriters Holdings, Ltd. and subsidiaries of our reports dated February 13, 2014, with respect to the consolidated balance sheets of Platinum Underwriters Holdings, Ltd. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2013, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of Platinum Underwriters Holdings, Ltd.

/s/ KPMG Audit Limited

Hamilton, Bermuda
February 13, 2014